Exhibit 10.1

SIXTH AMENDMENT TO CREDIT AGREEMENT

     THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is made as of the 26th day of January, 2005, by and between THE LIBERTY CORPORATION, a South Carolina corporation (the “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent (the “Agent”) and a Bank.

R E C I T A L S:

     The Borrower and the Agent are parties to a 364-Day Credit Agreement dated as of March 21, 2001 (as amended by the First Amendment to Credit Agreement effective as of July 1, 2001, the Second Amendment to Credit Agreement dated as of March 19, 2002, the Third Amendment to Credit Agreement dated as of May 20, 2002, the Fourth Amendment to Credit Agreement dated as of May 19, 2003, the Fifth Amendment to Credit Agreement dated as of February 2, 2004, and as may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”).

     The Borrower has requested that the Agent and the Banks amend the Credit Agreement to modify certain provisions of the Credit Agreement as more fully set forth herein. Subject to the terms and conditions of this Agreement, the Agent and the Banks are willing to agree to the requested amendments.

     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Capitalized Terms. All capitalized undefined terms used in this Agreement shall have the meanings assigned thereto in the Credit Agreement.

     SECTION 2.1. Amendments to Definitions. The definitions of the following quoted terms which are set forth in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety as follows:

     ”‘Commitment’ means (i) with respect to each Bank, the amount set forth on the register maintained by the Agent for the recordation of the Commitments of, and principal amounts of the Loans owing to, each Bank (provided that the amounts set forth on the original signature pages to this Agreement shall be of no further force and effect), (ii) with respect to the aggregate amount of all Banks, $150,000,000, and (iii) with respect to any Bank which enters into any LSTA Assignment (whether as transferor Bank or as Assignee thereunder), the amount of such Bank’s Commitment after giving effect to such LSTA Assignment, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.”

     ”‘Consolidated EBIT’ for any period means the sum of (i) Consolidated Net Income for such period; (ii) Consolidated Interest Expense for such period; (iii) taxes on income of the Borrower and its Consolidated Subsidiaries for such period to the extent deducted in determining Consolidated Net Income for such period; (iv) non-cash charges to the extent of $41,000,000 incurred during the Fiscal Quarter ending December 31, 2004, related to the adoption of Topic D-108 from the Emerging Issues Task Force of the Securities and Exchange Commission; (v) losses from Permitted Investments of the Borrower and its Consolidated Subsidiaries; and (vi) non-cash non-recurring charges or losses, if any of the Borrower and its Consolidated Subsidiaries for such period, minus the sum of (a) non-cash non-recurring gains, if any of the Borrower and its Consolidated Subsidiaries for such period, (b) interest income of the Borrower and its Consolidated Subsidiaries for such period, and (c) income from Permitted Investments of the Borrower and its Consolidated Subsidiaries. In determining Consolidated EBIT for any period, any Consolidated Subsidiary acquired during such period by the Borrower or any other Consolidated Subsidiary shall be included on a pro forma, historical basis (after giving effect to any adjustments to Consolidated EBIT of such newly acquired Consolidated Subsidiary, which such adjustments have been (x) identified in writing by the Borrower at the time of such acquisition and (y) approved by the Agent) as if it had been a Consolidated Subsidiary for the entire period.”

     ”‘Consolidated EBITDA’ for any period means the sum of (i) Consolidated Net Income for such period; (ii) Consolidated Interest Expense for such period; (iii) taxes on income of the Borrower and its Consolidated Subsidiaries for such period to the extent deducted in determining Consolidated Net Income for such period; (iv) Depreciation for such period; (v) amortization of intangible assets of the Borrower and its Consolidated Subsidiaries for such period; (vi) non-cash charges to the extent of $41,000,000 incurred during the Fiscal Quarter ending December 31, 2004, related to the adoption of Topic D-108 from the Emerging Issues Task Force of the Securities and Exchange Commission; (vii) losses from Permitted Investments of the Borrower and its Consolidated Subsidiaries; and (viii) non-cash non-recurring charges or losses, if any of the Borrower and its Consolidated Subsidiaries for such period, minus the sum of (a) non-cash non-recurring gains, if any of the Borrower and its Consolidated Subsidiaries for such period, (b) interest income of the Borrower and its Consolidated Subsidiaries for such period, (c) income from Permitted Investments of the Borrower and its Consolidated Subsidiaries for such period. In determining Consolidated EBITDA for any period, any Consolidated Subsidiary acquired during such period by the Borrower or any other Consolidated Subsidiary shall be included on a pro forma, historical basis (after giving effect to any adjustments to Consolidated EBITDA of such newly acquired Consolidated Subsidiary, which such adjustments have been (x) identified in writing by the Borrower at the time of such acquisition and (y) approved by the Agent) as if it had been a Consolidated Subsidiary for the entire period.”

     ”‘Permitted Investment’ means any investment (other than any investment constituting an Acquisition) by the Borrower or any Subsidiary made after the Closing Date to the extent the aggregate cost of investments so made after December 31, 2004 does not exceed $75,000,000.”

     ”‘Termination Date’ shall mean May 17, 2006, as such date may be extended from time to time in accordance with Section 2.05(b).”

     SECTION 2.3. Amendment to Section 5.05. Section 5.05 of the Credit Agreement is amended and restated in its entirety to read as follows:

     SECTION 5.05 Restricted Payments. The Borrower will not declare or make any Restricted Payment if the amount of such Restricted Payment, when aggregated with all other Restricted Payments made after December 31, 2004, would exceed the sum of (a) for any such distribution (i) made on or prior to December 31, 2005, $180,000,000 or (ii) made on or after January 1, 2006, $100,000,000 plus (b) fifty percent (50%) of cumulative Net Income of the Borrower for all fiscal periods beginning January 1, 2005; provided that: (i) in no event shall the Borrower declare or make any Restricted Payment if after giving effect to the payment of any such Restricted Payment, a Default shall have occurred and be continuing; and (ii) for purposes of this Section 5.05 only, Net Income shall be determined without regard to any effect on Net Income resulting solely from any treatment of post-retirement benefits of the Borrower and its Consolidated Subsidiaries required by Financial Accounting Standards Board Statement No. 106.

     SECTION 3. Conditions to Effectiveness. The effectiveness of this Agreement and the obligations of the Agent hereunder are subject to the following conditions:

     (a) receipt by the Agent of a duly executed counterpart of this Agreement signed by the Borrower and the Banks;

     (b) payment of all outstanding fees and expenses due and payable to the Agent, including, without limitation, (i) the reasonable fees and disbursements of counsel for the Agent and (ii) receipt by the Agent of the fees set forth in the fee letter dated January 10, 2005 executed by the Borrower and the Agent; and

     (c) the representations and warranties of the Borrower contained in Section 5 of this Agreement shall be true on and as of the date hereof.

     SECTION 4. Effect of Agreement. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents shall be and remain in full force and effect. The amendments granted herein are specific and limited and shall not constitute a modification, acceptance or waiver of any other provision of or default under the Credit Agreement, the other Loan Documents or any other document or instrument entered into in connection therewith or a future modification, acceptance or waiver of the provisions set forth therein (except to the extent necessary to give effect to the specific amendments set forth herein).

     SECTION 5. Representations and Warranties.

          (a) By its execution hereof, the Borrower hereby certifies that each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof as if fully set forth herein and that no Default or Event of Default has occurred and is continuing as of the date hereof.

          (b) By its execution hereof, the Borrower hereby represents and warrants that the Borrower has the right, power and authority and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement and each other document executed in connection herewith to which it is a party in accordance with their respective terms.

          (c) This Agreement and each other document executed in connection herewith has been duly executed and delivered by the duly authorized officers of the Borrower, and each such document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

     SECTION 6. Fees and Expenses. The Borrower shall pay all reasonable out-of-pocket fees and expenses of the Agent in connection with the preparation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and disbursements of counsel for the Agent.

     SECTION 7. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same agreement.

     SECTION 8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia.

     SECTION 9. Fax Transmission. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

     SECTION 10. Effective Date. Upon satisfaction of each of the conditions described in Section 3 above, this Agreement shall be effective as of the date hereof.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver, this Agreement as of the day and year first above written.

THE LIBERTY CORPORATION, as Borrower

By:	/s/ Howard Schrott

Name:	Howard Schrott
Title:	Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and a Bank

By:	/s/ James F. Heatwole

Name:	James F. Heatwole
Title:	Director

[Acknowledgment Follows]

Acknowledgement of Agreement and
Confirmation of Loan Documents

By execution of this Acknowledgement of Agreement and Confirmation of Loan Documents, each of the undersigned hereby expressly (i) acknowledges the modifications, amendments and consents set forth in this Agreement, (ii) reaffirms all of its respective covenants, representations, warranties and other obligations set forth in the Guaranty Agreement and the other Loan Documents to which it is a party and (iii) acknowledges, represents and agrees that its respective covenants, representations, warranties and other obligations set forth in the Guaranty Agreement and the other Loan Documents to which it is a party remain in full force and effect.

GUARANTOR:

COSMOS BROADCASTING CORPORATION

By:	/s/ Howard Schrott

Name:	Howard Schrott
Title:	Chief Financial Officer